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                                                                      EXHIBIT 11

                    LEWIS GALOOB TOYS, INC. AND SUBSIDIARIES

                       COMPUTATIONS OF EARNINGS PER SHARE

                                                    Years ended December 31
                                      -----------------------------------------------------
                                          1994                 1993                 1992
                                          ----                 ----                 ----

Primary Earnings:
-----------------
Net earnings (loss) applicable
 to common shares ($000)              $    15,297         $   (14,051)         $    (5,574)
                                      ===========         ===========          ===========
Average shares of common stock
 outstanding during the period          9,852,673           9,548,422            9,399,600

Add:  Incremental shares from
 assumed exercise of stock
 options and warrants                     258,439                   -                    -
                                      -----------         -----------          -----------
                                       10,111,112           9,548,422            9,399,600
                                      ===========         ===========          ===========
Net earnings (loss)
 per common share - primary           $      1.51         $     (1.47)         $     (0.59)
                                      ===========         ===========          ===========
Fully Diluted Earnings:
-----------------------
Net earnings (loss) applicable
 to common shares ($000)              $    15,297         $   (14,051)         $    (5,574)

Add:  Preferred stock dividends:
  Paid ($000)                                   -                   -                  782
  In arrears ($000)                         3,127               3,127                2,345
Add: Interest on Debentures ($000)          1,072                 137                    -
                                      -----------         -----------          -----------
                                      $    19,496         $   (10,787)         $    (2,447)
                                      ===========         ===========          ===========
Average shares of common stock
 outstanding during the period          9,852,673           9,548,422            9,399,600

Add:  Incremental shares from
 assumed exercise of stock
 options and warrants                     261,458             236,825                    -

Add:  Shares issuable upon
 assumed conversion of
 Preferred Stock                        2,180,148           2,180,148            2,180,148

Add:  Shares issuable upon assumed
 conversion of 8% Convertible
 Subordinated Debentures, weighted      1,511,879             186,396                    -
                                      -----------         -----------          -----------
                                       13,806,158          12,151,791           11,579,748
                                      ===========         ===========          ===========
Net earnings (loss)
 per common share -
 Fully Diluted                        $      1.41                  (A)                  (A)
                                      ===========         ===========          ===========

(A) Anti dilutive, therefore fully diluted earnings per share is same as primary earnings per share, $(1.47) for 1993 and $(0.59) for 1992.